Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement pertaining to Amended and Restated 2007 Stock Incentive Plan of Ness Technologies, Inc. (the “Company”) for the registration of 2,000,000 shares of its Common Stock and to the incorporation by reference therein of our reports dated March 17, 2008, with respect to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting of the Company, included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer
Tel-Aviv, Israel	Kost Forer Gabbay & Kasierer
January 14, 2009	A member of Ernst & Young Global